UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                               BRASCAN CORPORATION
             -------------------------------------------------------
                                (Name of Issuer)


                          Class A Limited Voting Shares
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                    10549P606
                   -------------------------------------------
                                 (CUSIP Number)

                                 August 7, 2001
         --------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                             SCHEDULE 13G



--------- ---------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter Cundill & Associates (Bermuda) Ltd.
          N/A

--------- ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                               (b) |X|

--------- ---------------------------------------------------------------------
          SEC USE ONLY
   3


--------- ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

----------------------- --------- ---------------------------------------------
                           5
                                  SOLE VOTING POWER

   NUMBER OF SHARES               279,400
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH

                        --------- ---------------------------------------------
                           6
                                  SHARED VOTING POWER

                                    8,121,400

                        --------- ---------------------------------------------
                           7
                                  SOLE DISPOSITIVE POWER

                                    8,078,800

                        --------- ---------------------------------------------
                           8
                                  SHARED DISPOSITIVE POWER

                                     322,000

----------- -------------------------------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            8,400,800

------------ ------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                        |_|

------------ ------------------------------------------------------------------

    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             4.96%

------------ ------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             CO, IA (Canadian)

------------ ------------------------------------------------------------------

--------- ---------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter Cundill Holdings (Bermuda) Ltd.
          N/A
--------- ---------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  |X|

--------- ---------------------------------------------------------------------
   3
          SEC USE ONLY

--------- ---------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

----------------------- --------- ---------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ---------------------------------------------
                           6
                                  SHARED VOTING POWER
                                    8,400,800
                        --------- ---------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0
                        --------- ---------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                    8,400,800
------------ ------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,400,800
------------ ------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                        |_|

------------ ------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.96%
------------ ------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON

             HC
------------ ------------------------------------------------------------------

--------- ---------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          F. Peter Cundill
          N/A
--------- ---------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
                                                               (b)  |X|

--------- ---------------------------------------------------------------------
   3
          SEC USE ONLY


--------- ---------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada

----------------------- --------- ---------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ---------------------------------------------

                           6      SHARED VOTING POWER

                                    8,400,800
                        --------- ---------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------- ---------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                    8,400,800

------------ ------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,400,800
------------ ------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                        |_|

------------ ------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             4.96%
------------ ------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IN
------------ ------------------------------------------------------------------

Item 1.    (a)     Name of Issuer:  Brascan Corporation

           (b)     Address of Issuer's Principal Executive Offices:

                   BCE Place
                   181 Bay Street
                   Ontario, M5J 2T3 Canada


Item 2.    (a)     Name of Person Filing:

                  (i) Peter Cundill & Associates (Bermuda) Ltd. ("PCB")
                  (ii) Peter Cundill Holdings (Bermuda) Ltd. ("Holdings")
                  (iii) F. Peter Cundill ("Cundill")


           (b)    Address of Principal Business Office or, if none, Residence:

                  PCB and Holdings:
                  15 Alton Hill
                  Southampton SN01 Bermuda

                  Cundill:
                  Grosvenor House, Apt. 104 - Park Lane
                  London W1A 3AA England


           (c)    Citizenship or Place of Organization:

                  PCB and Holdings:  Bermuda
                  Cundill:  Canada


           (d)    Title of Class of Securities:  Class A Limited Voting Shares


           (e)    CUSIP Number: 10549P606


Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

          (b)  [ ] Bank as  defined  in  section  3(a)(6)  of the Act (15 U.S.C.
               78c);

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e)  [  ]  An   investment   adviser  in   accordance   with   section
               240.13d-1(b)(1)(ii)(E);

          (f)  [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);

          (g)  [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ] Group, in accordance with section 240.13d-1(b)(1) (ii)(J).


Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)    Amount beneficially owned:
                   (i)   PCB:       8,400,800
                   (ii)  Holdings:  8,400,800
                   (iii) Cundill:   8,400,800


          (b)    Percent of class:
                   (i)   PCB:       4.96%
                   (ii)  Holdings:  4.96%
                   (iii) Cundill:   4.96%


          (c)    Number of shares as to which the person has:

                 (1)   Sole power to vote or to direct the vote:

                       (i)      PCB:       279,400
                       (ii)     Holdings:  0
                       (iii)    Cundill:   0

                 (2)   Shared power to vote or to direct the vote:

                       (i)      PCB:       8,121,400
                       (ii)     Holdings:  8,400,800
                       (iii)    Cundill:   8,400,800

                 (3)   Sole power to dispose or to direct the disposition of :

                       (i)      PCB:       8,078,800
                       (ii)     Holdings:  0
                       (iii)    Cundill:   0

                 (4)   Shared power to dispose or to direct the disposition of:

                       (i)      PCB:         322,000
                       (ii)     Holdings:  8,400,800
                       (iii)    Cundill:   8,400,800

Item 5.   Ownership of Five Percent or Less of a Class:

          The Reporting Persons have ceased to be the beneficial owners of more than five percent of this class of the Issuer's securities.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable

Item 8.   Identification and Classification of Members of the Group:

          Not Applicable

Item 9.   Notice of Dissolution of Group:

          Not Applicable

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           PETER CUNDILL &
                                           ASSOCIATES (BERMUDA) LTD.


Date:  August 24, 2001                      By: /s/Patrick W.D. Turley
                                                -------------------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                           PETER CUNDILL HOLDINGS (BERMUDA) LTD.


Date:  August 24, 2001                      By: /s/Patrick W.D. Turley
                                                -------------------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                           F. PETER CUNDILL


Date:  August 24, 2001                      By: /s/Patrick W.D. Turley
                                                -------------------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND F. PETER CUNDILL

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., AND F. PETER CUNDILL hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                            PETER CUNDILL &
                                            ASSOCIATES (BERMUDA) LTD.


Date:  August 24, 2001                      By: /s/Patrick W.D. Turley
                                                -------------------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*


                                           PETER CUNDILL HOLDINGS(BERMUDA) LTD.


Date:  August 24, 2001                      By: /s/Patrick W.D. Turley
                                                -------------------------------
                                                Patrick W.D. Turley
                                                Attorney-in-Fact*



                                           F. PETER CUNDILL


Date:  August 24, 2001                       By: /s/Patrick W.D. Turley
                                                 -------------------------------
                                                 Patrick W.D. Turley
                                                 Attorney-in-Fact*


*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.